Exhibit 10.3

FORM

CHANGE OF CONTROL BENEFIT WAIVER AGREEMENT

This Change of Control Benefit Waiver Agreement (this “Waiver”) is made and entered into effective as of this 27th day of October, 2015, by and between Golden Minerals Company, a Delaware corporation (the “Company”) and [Executive] (“Executive”).

WHEREAS, the Company has entered into or will be entering into a Loan Agreement (the “Loan Agreement”) by and between the Company and Sentient Global Resources Fund IV, L.P., a Cayman Islands exempted limited partnership (“Sentient”), whereby Sentient is lending the Company $5,000,000 pursuant to a Senior Secured Convertible Note (the “Note”);

WHEREAS, the Company and the Executive agree that such loan from Sentient benefits both the Company and the Executive;

WHEREAS, the Note, upon receipt of approval from the shareholders of the Company, will give Sentient the right to convert from time to time all or any part of the outstanding and unpaid principal and any and all accrued and unpaid interest amount of the Note into fully paid and non- assessable shares of common stock of the Company (the “Conversion Rights”);

WHEREAS, Sentient’s current ownership of shares or rights to acquire shares of common stock of the Company, the execution and delivery of the Note, the receipt of shareholder approval of the Conversion Rights described in the Note, and/or Sentient’s exercise of all or part of its Conversion Rights under the Note or pursuant to any other rights Sentient may have (the “Sentient Change of Control”) may constitute:

(i)            A “Change of Control” as defined in Section 2 of that certain Change of Control Agreement, dated [*] [,as amended], by and between the Executive and the Company (the “Change of Control Agreement”);

(ii)           A “Change of Control” as defined in Section 11(b) of the Company’s Amended and Restated 2009 Equity Incentive Plan, dated May 22, 2014, and certain agreements entered into by and between the Company and the Executive related to awards granted pursuant to the Amended and Restated 2009 Equity Incentive Plan (collectively, the “Equity Incentive Plan”); and

(iii)          A “Change of Control” as defined in Section 2(d) of the Company’s Severance Compensation Plan, effective as of December 11, 2014

(the “Severance Plan”, and together with the Change of Control Agreement and the Equity Incentive Plan, the “Agreements”);

WHEREAS, the Executive may be entitled to certain payments and/or other benefits pursuant to the Agreements as a result of a Sentient Change of Control either by itself or together with the existence of other circumstances under the following provisions:

(i)            Section 4(iii) of the Change of Control Agreement (the “Change of Control Agreement Benefits”), upon termination of the Executive’s employment by the Company under certain circumstances;

(ii)           Section 11(b) of the Equity Incentive Plan and related provisions of agreements entered into by and between the Company and the Executive related to awards granted pursuant to the Equity Incentive Plan (the “Equity Incentive Plan Benefits”); and

(iii)          Section 4(a)(ii) of the Severance Plan (the “Severance Plan Benefits”), upon termination of the Executive’s employment by the Company under certain circumstances.

(the Severance Plan Benefits, together with the Change of Control Agreement Benefits and the Equity Incentive Plan Benefits, the “Benefits”); and

WHEREAS, the Company and the Executive agree that they do not intend that the Agreements provide Benefits to the Executive as a result of a Sentient Change of Control and Executive desires to waive the right to receive Benefits under Agreements in connection with the Sentient Change of Control; and

WHEREAS, in connection with the Company entering into the Loan Agreement and issuing the Note,  the parties hereto have agreed to enter into this Waiver.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce Sentient to enter into the transactions contemplated by the Loan Agreement, Executive and the Company hereby agree as follows:

1.             Waiver of Benefits.  The Executive hereby unconditionally and irrevocably waives all rights or entitlements to receive or retain any of the Benefits that result in whole or in part from a Sentient Change of Control.

2.             Limitation of Waiver.  For the avoidance of doubt, the waiver, as set forth in Section 1, does not constitute a waiver of any benefits or rights that the Executive may be entitled to as a result of any event, other than Sentient Change of Control, that constitutes a “Change of Control” as defined in one or more of the Agreements.

3.             Continuing Rights and Obligations.  Except as expressly provided in this Waiver, all rights and obligations under the Agreements shall remain unmodified, shall remain and continue in full force and effect and nothing in this Waiver except as provided above shall act to cancel, amend or supersede such continuing rights and obligations.

4.             Governing Law; Entire Agreement.  This Waiver shall be governed by the laws of the State of Colorado.  Unless otherwise specifically addressed herein, this Waiver constitutes the sole and entire agreement of the parties with respect to its subject matters, supersedes all prior verbal and written understandings and agreements between the parties relating to its subject matters, and may not be modified except in a writing signed by both parties.

5.             Counterparts.  This Waiver may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

6.             Further Assurances. The Executive agrees that from time to time, without further consideration, he or she will promptly execute and deliver all further instruments and documents, and take all further action that may be necessary or reasonably desirable, or that the Company may request, in order to effect the intent of the parties as set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Waiver to be duly executed on the day and year first above written.

EXECUTIVE	GOLDEN MINERALS COMPANY

[Executive]	By:
Its:

[Signature Page to Change of Control Benefit Waiver]